February 27, 2017
FOR IMMEDIATE RELEASE

Contact: Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES FOURTH QUARTER 2016 RESULTS

New York, New York, February 27, 2017--Leucadia National Corporation (NYSE: LUK) today announced its financial results for the three and twelve month periods ended December 31, 2016. For the three month period, income before income taxes was $229.0 million and net income attributable to common shareholders was $137.2 million (tax rate 27%), or $0.37 per diluted share. For the twelve month period, income before income taxes was $316.4 million and net income attributable to common shareholders was $125.9 million (tax rate 39%), or $0.34 per diluted share.

Rich Handler, CEO of Leucadia, and Brian Friedman, President of Leucadia, said: "Leucadia’s fourth quarter 2016 results reflect a solid finish to the year, including better performance at Jefferies and another quarter of record profits for National Beef. Jefferies showed strong performance in investment banking, solid performance from its core equities business, and continuing significant improvement in fixed income. National Beef benefited from strong demand and more than ample supply of cattle, which together resulted in excellent margins throughout the quarter. Jefferies and National Beef, our two largest businesses, have regained their stride, and the rest of our businesses are in solid shape and well positioned as we enter 2017.

"While we continue to focus on the generation of significant long-term value across our portfolio, we prudently evaluate opportunities to monetize our portfolio companies. During January we closed on our previously announced sale of Conwed Plastics to Schweitzer-Mauduit International, Inc., and recognized a pre-tax gain of $180 million, which will be included in our 2017 results."

Leucadia's Letter to Shareholders and Form 10-K are available now on our website at www.leucadia.com.

During the fourth quarter, Leucadia repurchased an additional 1.1 million common shares at an average price of $19.30 per share. During the full year 2016, Leucadia repurchased a total of 5.4 million common shares at an average price of $17.48 per share. 16.2 million shares remain authorized for repurchase.

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend equal to $.0625 per Leucadia common share payable on March 31, 2017 to record holders of Leucadia common shares on March 20, 2017.
* * * *

For more information on the Company’s results of operations for the three and twelve months ended December 31, 2016, please see the Company’s Form 10-K, which will be filed with the Securities and Exchange Commission today.

This press release contains “forward looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our future and statements that are not historical facts. These forward looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions. Forward looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward looking statements also include statements pertaining to our strategies for future development of our business and products. Forward looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained in reports we file with the SEC. You should read and interpret any forward looking statement together with reports we file with the SEC.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2016	2015	2016	2015

Net revenues	$2,745,778	$2,496,216	$10,062,617	$10,886,458

Net realized securities gains	$21,340	$38,539	$29,542	$62,957

Income from continuing operations before income taxes and income related to associated companies	$182,869	$25,371	$161,832	$246,255

Income related to associated companies	46,153	15,780	154,598	110,281

Income from continuing operations before income taxes	229,022	41,151	316,430	356,536

Income tax provision	62,917	2,113	122,109	109,947

Income from continuing operations	166,105	39,038	194,321	246,589

Income from discontinued operations, including gain on disposal, net of taxes	—	3,793	—	5,522

Net income	166,105	42,831	194,321	252,111

Net (income) loss attributable to the noncontrolling interests	(2,256)	3,168	1,426	4,996

Net (income) loss attributable to the redeemable noncontrolling interests	(25,662)	10,612	(65,746)	26,543

Preferred stock dividends	(1,016)	(1,016)	(4,063)	(4,063)

Net income attributable to Leucadia National Corporation common shareholders	$137,171	$55,595	$125,938	$279,587

Basic earnings per common share attributable to Leucadia National Corporation common shareholders:
Income from continuing operations	$0.37	$0.14	$0.34	$0.73
Income from discontinued operations, including gain on disposal	—	0.01	—	0.01
Net income	$0.37	$0.15	$0.34	$0.74

Number of shares in calculation	369,299	369,840	371,211	372,430

Diluted earnings per common share attributable to Leucadia National Corporation common shareholders:
Income from continuing operations	$0.37	$0.14	$0.34	$0.73
Income from discontinued operations, including gain on disposal	—	0.01	—	0.01
Net income	$0.37	$0.15	$0.34	$0.74

Number of shares in calculation	374,693	369,840	371,518	372,431